MASTER STEEL PURCHASE AND SALE AGREEMENT


This Master Steel Purchase and Sale Agreement ("Master Agreement") is entered into between Huntco Steel, Inc. ("Counterparty") and Enron North America Corp. ("Enron") as of April 6, 2001 ("Effective Date"). The parties ("Parties," each a "Party") may, but shall not be required to, enter into Transactions, which will be governed by this Master Agreement. Any capitalized term used herein and not defined in the Section in which it appears shall have the meaning set forth in Section 9 hereof. This Master Agreement is being entered into contemporaneously with the execution of that certain Inventory Management Agreement - PHASE I and that certain Inventory Management Agreement - PHASE II, which agreements have been executed on even dates herewith by and between the Parties (collectively, the "Inventory Agreements"). Pursuant to the terms of the Inventory Agreements, the Parties have agreed to purchase from each other certain required volumes of certain specified steel products, all as more fully provided therein. All such purchases and sales shall be consummated pursuant to the terms of this Master Agreement. Counterparty and Enron hereby agree as follows:

				1.	Transactions

1.1.		Procedures.
A Transaction shall be entered into by means of an offer by either Party to the other Party (through their respective representatives) in a telephone conversation that may be recorded (each Party hereby consenting to such recording of such conversations without any further notice) and the acceptance of such offer by the offeree in such telephone conversation, and will be evidenced by a Confirmation (as hereinafter defined) as provided herein. The Parties intend that they are legally bound by the terms of a Transaction, as supplemented by this Master Agreement, from the moment on a particular date ("Trade Date") they agree to those terms (whether orally or otherwise). As a material part of the consideration for entering into this Master Agreement, each of the Parties agrees not to contest or assert (and hereby releases any right to) any defense to the (i) validity or enforceability of telephonic Transactions entered into by them under laws relating to whether certain agreements are to be in writing or signed by such Party to be thereby bound or (ii) the authority of any employee or representative of such Party to enter into a Transaction. The manner of entering into a Transaction as described in this Section 1 is not intended to be the exclusive manner of forming a binding agreement between the Parties regarding a Transaction.

1.2	Confirmations.
(a)	Enron will execute and send to Counterparty promptly after telephonic agreement as to a Transaction a written confirmation memorializing the Transaction ("Confirmation"), a sample form of which is attached hereto as Exhibit A. Each Confirmation will be promptly executed by Counterparty and returned to Enron; however, Counterparty's failure to do so shall not impair the binding agreement of the Parties as to the Transaction. Each Confirmation will list the terms and conditions for the agreed Transaction not otherwise covered by this Master Agreement or the Inventory Agreements, including, without limitation, (i) the identity of Buyer and Seller, (ii) the Contract Quantity, (iii) the Purchase Price for the Commodity, (iv) the Delivery Point, (v) if the Transaction contains an Option, Option Quantity, Strike Price, Exercise Date(s) and any other relevant terms agreed to by the Parties, and (vi) such other terms as the Parties shall agree.
(b) A Confirmation sent as provided above shall be considered correct upon receipt by Enron of Counterparty's written reply to the Confirmation, unless after Counterparty's receipt of the Confirmation, Counterparty notifies Enron within three (3) Business Days of Counterparty's receipt thereof, that the Confirmation contains a bona fide error and that a correction is necessary, in which case the Confirmation as revised by Enron to correct the error shall be the definitive Confirmation for the Transaction. If any dispute shall arise as to whether an error exists, the Parties will, in good faith, make reasonable efforts to resolve the dispute. Notwithstanding the above, if Counterparty has not timely notified Enron of a bona fide error in the Confirmation or has not otherwise replied in writing to the Confirmation within three (3) Business Days after its receipt by Counterparty, the Confirmation shall be deemed correct and binding and conclusive evidence of the Transaction agreed to by the Parties. Enron's failure to send a Confirmation or Counterparty's failure to reply to or return a Confirmation shall not invalidate any otherwise valid oral Transaction. Except as otherwise provided in this Master Agreement, in the event of any inconsistency between the provisions of this Master Agreement or the Inventory Agreements, on the one hand, and the terms set forth in a Confirmation, on the other hand, such Confirmation will prevail for the purpose of the relevant Transaction.
(c) Each Confirmation shall supplement and form a part of this Master Agreement and shall be read and construed together with this Master Agreement, the Inventory Agreements and all other applicable Annexes and Exhibits and other Confirmations, which constitute a single integrated agreement between the Parties, and all the Transactions contemplated in Confirmations shall be integral parts of this Master Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the Parties, and that the Parties would not otherwise enter into any Transaction.

1.3	Representations. On the date of entering into each Transaction, each
Party represents and warrants to the other Party: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is qualified to conduct its business;
(ii) it has all regulatory authorizations necessary for it to legally perform its obligations under the Inventory Agreements, this Master Agreement and each Transaction; (iii) the execution, delivery and performance of the Inventory Agreements, this Master Agreement and each Transaction are within its powers, have been duly authorized by all necessary action, and do not violate its governing documents or any material Law applicable to it; (iv) the Inventory Agreements, this Master Agreement and each Transaction when entered into in accordance with the Inventory Agreements and this Master Agreement constitute its legally valid and binding obligation enforceable against it in accordance with their terms, subject to any equitable defenses; (v) there are no Bankruptcy Proceedings pending or being contemplated by it or to its knowledge, threatened against it; (vi) there are no Legal Proceedings that materially adversely affect its ability to perform its obligations under the Inventory Agreements, this Master Agreement or any Transaction; and (vii) with respect to each Transaction involving an Option, it is a commercial user of or merchant handling the Commodity and that it is entering into the Option for purposes related to its business. Each Party covenants that it will cause these representations and warranties to be true and correct throughout the term of each Transaction.

					2.	Term

The term of this Master Agreement shall commence on the Effective Date and shall remain in effect until both Inventory Agreements are terminated or expire pursuant to their respective terms; provided, however, that such termination shall not affect or excuse the performance of either Party under any provision of this Master Agreement that by its terms survives any such termination and this Master Agreement (and any relevant Confirmations) shall remain in effect with respect to any Transaction(s) entered into on or prior to the date of the termination until both Parties have fulfilled all their obligations with respect to such Transaction(s).

				3.	Obligations

3.1	Seller's and Buyer's Obligations.  With respect to each
Transaction and unless otherwise agreed to by the Parties, Seller shall sell and Buyer shall purchase the Contract Quantity of the Commodity and Buyer shall pay Seller the Purchase Price for such Commodity. Seller warrants that at the time of each delivery of the Commodity by Seller hereunder, it will be conveying title to the Commodity to Buyer, free and clear of all liens, claims, security interests, encumbrances and other defects of title; provided, that to the extent Buyer previously conveyed title in the Commodity to Seller in an earlier transaction, Seller's warranty to Buyer shall not cover any defects in title that arose through or under Buyer or any other owner(s) who held title prior to Seller acquiring title to such Commodity. EACH PARTY EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. This Section 3.1 shall survive expiration or termination of this Master Agreement and all Transactions.

3.2	Delivery.
(a) Source and Delivery Point. Source of the Commodity shall be any producing source capable of producing Commodity, which meets the quality specifications set forth below. The Delivery Point for each Transaction shall be the HSI Facility designated in the applicable Confirmation. Counterparty shall be solely responsible for transporting Commodity within a HSI Facility.
(b) Quality Specifications. The Commodity must meet the Specifications described in Schedule 1 attached hereto.
(c) Term/Scheduling. Unless otherwise expressly provided in the relevant Confirmation, delivery and scheduling terms shall be those set forth in the Inventory Agreements.
(d) Inspection Rights. Counterparty shall be responsible for inspecting all Commodity subject to a Transaction, all as more fully provided for in the Inventory Agreements and the Warehouse Agreements.

3.3	 Taxes. Each Party shall use reasonable efforts to administer this
Master Agreement and the Inventory Agreements and implement the provisions in accordance with the intent to minimize Taxes. Counterparty shall be solely responsible as to any Transaction for all assessments, fees, costs, expenses and taxes (including without limitation, any new taxes, but not income taxes) imposed by governmental authorities or other third parties ("Third Party Impositions") relating to the production, sale, use, loading and delivery of Commodity to Enron or in any way accrued or levied at or prior to or after the transfer of title to the Commodity to Enron. If either Party is exempt from taxes, it shall provide a certificate of exemption or other reasonably satisfactory evidence of such exemption. Each Party shall use reasonable efforts to obtain and cooperate with the other party's obtaining any exemption from or reduction of any Tax

3.4	 Title and Indemnity. Seller warrants that it has title to the
Commodity, and will deliver the Commodity to Buyer, free and clear of all liens, claims and encumbrances arising prior to the transfer of title to Buyer; provided, that to the extent Buyer previously conveyed title in the Commodity to Seller in an earlier transaction, Seller's warranty to Buyer shall not cover any defects in title that arose through or under Buyer or any other owner(s) who held title prior to Seller acquiring title to such Commodity. Seller and Buyer shall each indemnify, defend and hold harmless the other Party from any Claims arising from failure of title or loss of the Commodity while title and risk of loss to the Commodity is vested in the indemnifying Party. Except as otherwise provided in the Inventory Agreements, title shall pass to Buyer upon delivery at the Delivery Point in accordance with Schedule 1.

3.5 Option Exercise. Unless otherwise expressly provided in the relevant Confirmation for an Option, Options will be exercised as provided for in the Inventory Agreements. If the Option is not timely exercised, it will expire and neither Party will have any further rights or liabilities with respect to that Option. Once an Option under a Transaction has been timely and properly exercised, the physical purchase and sale of the Commodity related thereto shall be governed by the terms of the Inventory Agreements, this Master Agreement, and the relevant Confirmation, and the terms "Buyer" and "Seller" as used in this Master Agreement shall refer to the physical buyer and seller of the Commodity, respectively, and not to the buyer and seller of the Option.

				4.	Settlements; Security

4.1	Billing and Payment.  Unless otherwise expressly provided in the relevant Confirmation, all amounts due with respect to a Transaction shall be due on the dates provided for in the Inventory Agreements. For any amount due hereunder or under the terms of the Inventory Agreements for which a payment procedure is not expressly provided for in the Inventory Agreements or the relevant Confirmation, such amounts shall be due within
15 days after the receipt of an invoice therefore.   If the receiving Party
in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. If any amount disputed by the receiving Party is determined to be due, it shall be paid within five
(5) days of such determination along with interest accrued at the Interest Rate from the original due date until the date paid. If either Party fails to pay amounts under the Inventory Agreements or this Master Agreement when due, in addition to the rights and remedies provided in this Master Agreement and the Inventory Agreements, the aggrieved Party shall have the right to: (i) suspend performance under this Master Agreement until such amounts plus interest at the Interest Rate have been paid, and/or (ii) exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate.

4.2	Netting and Setoff.  If the Parties are each required to pay any amount on the same day, then such amounts with respect to each Party may be aggregated by Enron and the Parties shall discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Master Agreement and/or any Transaction Document may be offset against each other, set off or recouped therefrom.

4.3	Audit.  Each Party (and its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to examine the records of the other Party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the Inventory Agreements, this Master Agreement, or a Transaction. If requested, Counterparty shall provide to Enron statements evidencing the quantities of Commodity delivered or received at the Delivery Point(s). If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statements and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two (2) years from the rendition thereof; and provided further, that for the purpose of such statement and payment objections, this Section will survive any termination of a Transaction or this Master Agreement for a period of (2) years commencing with the rendition thereof.

4.4	Security. (a) In order to secure all payment obligations of
Counterparty under the Inventory Agreements, this Master Agreement and the Transactions and the other Transaction Documents, Counterparty has executed or will execute security documents in favor of Enron and has caused or will cause its Guarantors, Huntco Inc., HSI Aviation, Inc., Huntco Nevada, Inc., and Midwest Products, Inc., to execute and deliver to Enron the Guaranties dated of even date herewith, which Guaranties are attached hereto as Exhibit C.

					5.  Force Majeure

If either Party is rendered unable by a Force Majeure to carry out, in whole or part, its obligations under a Transaction and such Party gives oral notice and full details of the event to the other Party as soon as practicable after the occurrence of the event (such notice to be confirmed in writing), then during the pendency of such Force Majeure but for no longer period, the obligations of the Parties (other than obligations to make payments) under such Transaction shall be suspended to the extent required by the event. The Party affected by the Force Majeure shall remedy the Force Majeure with all reasonable dispatch; provided however, that this provision shall not require Seller to deliver, or Buyer to receive, the Commodity at points other than the Delivery Point.

		6. Events of Default, Remedies and Limitation of Liability

6.1	Events of Default. An event of default ("Event of Default") with respect to a Party (the "Defaulting Party") shall mean any of the following: (i) the failure of Defaulting Party to pay when due any required payment under any Transaction or this Master Agreement and such failure is not remedied within three (3) Business Days after written notice thereof;
(ii) subject to the terms of Section 6.3, the failure of the Defaulting
Party to comply with its other respective obligations under any Transaction or this Master Agreement and such failure continues uncured for five (5) Business Days after written notice thereof; (iii) the Defaulting Party shall be subject to a Bankruptcy Proceeding; (iv) the failure of any of a Party's Guarantors, if any, to perform any covenant in its Guaranty, such Guaranty expires, is terminated or ceases to guarantee the obligations of such Party under the Inventory Agreements, this Master Agreement or any Transaction, or any Guarantor becomes subject to a Bankruptcy Proceeding;
(v) any representation or warranty made by a Party under any Transaction, this Master Agreement or any other Transaction Document shall prove to be untrue or misleading in any material respect when made or repeated or deemed to have been made or repeated; (vi) any default, event of default, or other similar condition or event (however described) with respect to the Defaulting Party shall occur or exist under any other Transaction Document, provided that in each case such situation shall continue for a period longer than any grace period specifically provided therein; (vii) with respect to Counterparty, the occurrence of a Material Adverse Change; provided, such Material Adverse Change shall not be considered an Event of Default if Counterparty establishes and maintains for so long as the Material Adverse Change is continuing, a Performance Assurance with Enron in an amount equal to the Early Termination Payment that would be owed to Enron; or (viii) with respect to Counterparty, if at any time, Counterparty or any Guarantor shall have defaulted on its indebtedness to third parties, resulting in obligations in excess of $500,000, being accelerated. Upon the occurrence and during the continuation of an Event of Default as to the Defaulting Party, the other Party (the "Non-Defaulting Party") may, in its sole discretion, (a) accelerate and liquidate the Parties' respective obligations under this Master Agreement and all Transactions by establishing, and notifying the Defaulting Party of, an early termination date (which shall be no earlier than the date of such notice) on which this Master Agreement, both Inventory Agreements and all Transactions shall terminate ("Early Termination Date"), (b) withhold any payments due to the Defaulting Party until such Event of Default is cured and/or (c) suspend performance of its obligations under this Master Agreement, any Transactions and under any other Transaction Documents until such Event of Default is cured. Notwithstanding the immediately preceding sentence, if the "Event of Default" is one described in clauses (i), (ii), (iv), or (v) above and the Non-Defaulting Party has elected to establish an Early Termination Date, the Non-Defaulting Party may, in its sole discretion, choose to terminate (i) all Transactions or (ii) only those Transaction(s) which gave rise to such Event(s) of Default (in which latter case, this Master Agreement shall remain in effect as to all Transactions not then terminated, without prejudice to the Non-Defaulting Party's rights under this Section 6.1 to declare upon a subsequent Event of Default an Early Termination Date as to any remaining Transaction(s)). If notice of an Early Termination Date is given under this Section 6.1, the Early
Termination Date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing. Any rights of a Non-Defaulting Party under this Section 6.1 shall be in addition to such Non-Defaulting Party's other rights under this Section 6 or under any other Transaction Document.

6.2	Early Termination Payment.  If an Early Termination Date is
established, the Non-Defaulting Party shall in good faith calculate its Gains, or Losses and Costs, resulting from the termination of the terminated Transaction(s) and, if applicable, the Inventory Agreements, aggregate such Gains, Losses and Costs with respect to all terminated Transactions and, if applicable, the Inventory Agreements into a single net amount, and then notify the Defaulting Party of the net amount owed or owing and provide the Defaulting Party with a reasonable description of the Gains, Losses and Costs with respect to the terminated Transactions. If the Non-Defaulting Party's aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, within five (5) days of its receipt of such notice pay the net amount to the Non-Defaulting Party, including interest at the Interest Rate from the Early Termination Date until paid. If the Non-Defaulting Party's aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from such early termination, the Non-Defaulting Party shall pay the net amount to the Defaulting Party in accordance with Section 4.1 hereof. The Non-Defaulting Party shall determine its Gains, Losses and Costs as of the Early Termination Date, or, if that is not possible, at the earliest date thereafter that is reasonably possible. If an Event of Default occurs and/or an Early Termination Date is designated and occurs, the Non-Defaulting Party may (at its election) set off any or all amounts which the Defaulting Party owes to the Non-Defaulting Party or its Affiliates (under this Master Agreement or otherwise) against any or all amounts which the Non-Defaulting Party owes to the Defaulting Party (under this Master Agreement or otherwise). The payments provided under this Section shall be in addition to any other remedies available under any other Transaction Document.

6.3	Remedies. So long as the Defaulting Party pays the amounts required under this Section 6.3, then the remedies set forth in this Section 6.3 shall be the Non-Defaulting Party's exclusive remedies for the Defaulting Party's failure to perform under a Transaction, other than the termination right described in Section 8.1.4 of the Inventory Agreements which arise from a failure to perform under multiple Transactions in a specified time period.
(a) Unless excused by Force Majeure or Buyer's failure to perform, if Seller fails to deliver all or any part of the quantity of Commodity to be delivered under a Transaction, Seller shall pay Buyer for each unit of such deficiency ("Deficiency") an amount equal to the positive difference, if any, obtained by subtracting the Purchase Price for the Deficiency from the Replacement Price plus (i) any additional transportation costs incurred by Buyer due to such failure and (ii) Legal Costs incurred by Buyer. "Replacement Price" means the price, determined by Buyer in a commercially reasonably manner, at which Buyer purchases (if at all) substitute Commodity for the Deficiency or, absent such purchase, the market price for such quantity of Commodity F.O.B. Delivery Point.
(b) Unless excused by Force Majeure or Seller's failure to perform, if Buyer fails to accept all or any part of the quantity of Commodity to be delivered under a Transaction, Buyer shall pay Seller for each unit of the Deficiency an amount equal to the positive difference, if any, obtained by subtracting the Sales Price from the Purchase Price plus (i) any additional transportation costs incurred by Seller due to such failure, and (ii) Legal Costs incurred by Seller. "Sales Price" means the price determined in a commercially reasonable manner by Seller at which Seller, resells (if at all) the Commodity, or, absent such a sale, the market price for such quantity of Commodity F.O.B. Delivery Point.
(c) Payment of amounts, if any, determined under paragraph (a) or (b) of this Section 6.3 shall be made within five (5) days after an invoice is received by the Party obligated to make the payment. All such determinations shall be made in a commercially reasonable manner, and the Non-Defaulting Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price as appropriate. If a Party obligated to make a payment under this Section 6.3 timely makes such payment to the other Party, no failure to perform as described in this Section 6.3 shall constitute an Event of Default pursuant to Section 6.1. Notwithstanding the foregoing, following a Non-Defaulting Party's early termination of a Transaction pursuant to the provisions of Section 6.1, the Defaulting Party shall be obligated to make the payments specified in Section 6.1 with respect to such terminated Transaction in lieu of the payments provided for in this Section 6.3 with respect to such Transaction.

6.4	Damages Stipulation.  Each Party stipulates that the payment obligations set forth in this Section 6 for the damages incurred are a reasonable approximation of the anticipated harm or loss and acknowledges the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as unenforceable, an unreasonable penalty or otherwise.

6.5	Expenses. The Defaulting Party will, on demand, indemnify and hold harmless the Non-Defaulting Party for and against all reasonable out-of-pocket expenses, including Legal Costs, incurred by the Non-Defaulting Party in the enforcement and protection of its rights under this Master Agreement or any Transaction or under any other Transaction Document by reason of an Event of Default or an early termination of a Transaction, including, but not limited to, costs of collection.

6.6 	Limitation of Liability. THE PARTIES CONFIRM THAT THE EXPRESS
REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS MASTER AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE LIABLE PARTY'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED UNLESS OTHERWISE PROVIDED IN THIS MASTER AGREEMENT OR ANOTHER TRANSACTION DOCUMENT. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE LIABLE PARTY'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS MASTER AGREEMENT OR IN ANY TRANSACTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR IN CONTRACT, UNDER THE INVENTORY AGREEMENTS, THIS MASTER AGREEMENT, ANY TRANSACTION, ANY INDEMNITY PROVISION OR OTHERWISE.

					7.	Arbitration

ANY AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS MASTER AGREEMENT OR ANY TRANSACTION, INCLUDING ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY OR TERMINATION, SHALL BE RESOLVED BY BINDING ARBITRATION GOVERNED BY THE FEDERAL ARBITRATION ACT AND CONDUCTED IN ACCORDANCE WITH THE AMERICAN ARBITRATION ASSOCIATION COMMERCIAL ARBITRATION RULES ("RULES"), WHICH RULES ARE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS CLAUSE. THE NUMBER OF ARBITRATORS SHALL BE THREE, EACH PARTY HAVING THE RIGHT TO APPOINT ONE ARBITRATOR, WHO SHALL TOGETHER APPOINT A THIRD NEUTRAL ARBITRATOR WITH AT LEAST FIVE (5) YEARS EXPERIENCE IN THE STEEL TRADING INDUSTRY OR OTHER COMMODITY TRADING INDUSTRY WITHIN THIRTY
(30) DAYS IN ACCORDANCE WITH THE RULES. THE LOCATION OF ARBITRATION HEARINGS SHALL BE IN HOUSTON, TEXAS. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT OF APPEAL TO ANY COURT. THERE WILL BE NO WRITTEN TRANSCRIPT OR RECORD OF THE ARBITRATION PROCEEDING. THE ARBITRATORS WILL ONLY MAKE THEIR AWARD AND WILL NOT RENDER A WRITTEN OPINION EXPLAINING THEIR AWARD. IT IS EXPRESSLY AGREED THAT THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ATTORNEY'S FEES, OR CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE, THE PARTIES HEREBY WAIVING THEIR RIGHTS, IF ANY, TO RECOVER ATTORNEY'S FEES AND CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY AND PUNITIVE DAMAGES WITH RESPECT TO THIS MASTER AGREEMENT AND ANY TRANSACTIONS. ALL OF THE ARBITRATORS' ORDERS AND DECISIONS MAY BE ENFORCEABLE IN, AND JUDGMENT UPON ANY AWARD RENDERED IN THE ARBITRATION PROCEEDING MAY BE CONFIRMED AND ENTERED BY ANY COURT HAVING PROPER JURISDICTION. THE PARTIES AGREE THAT ALL ARBITRATION PROCEEDINGS CONDUCTED HEREUNDER AND THE DECISION OF THE ARBITRATORS SHALL BE KEPT CONFIDENTIAL AND NOT DISCLOSED, EXCEPT TO A PARTY'S AFFILIATES, ACCOUNTANTS, AND LAWYERS.

					8.	Miscellaneous

8.1		Successors and Assigns; Assignment. This Master Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. However, neither Party shall assign this Master Agreement or any Transaction or any of its rights or obligations hereunder or under any Transaction without the prior written consent of the other Party. Notwithstanding the foregoing, Enron may
(a) assign its rights hereunder, under any Transaction or under any other Transaction Document without Counterparty's consent to (i) an Affiliate of Enron, or (ii) a special purpose vehicle, whether or not an Affiliate of Enron, provided that Enron or an Enron Affiliate manages the operations of such vehicle; (b) transfer or assign this Master Agreement, any Transaction or any other Transaction Document to any person or entity succeeding to all or substantially all of the assets of Enron by way of merger, reorganization or otherwise; or (c) transfer, sell, pledge, encumber or assign this Master Agreement and/or any Transaction or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements,. Notwithstanding the foregoing, Enron shall not unreasonably withhold its consent to an assignment of this Master Agreement, the Inventory Agreements and all related Transactions from HSI to a person or entity succeeding to all or substantially all of the assets of HSI by way of merger, reorganization or otherwise provided such assignee or transferee accepts in writing responsibility for all of HSI's and the Guarantors' obligations under the foregoing documents and is of equal or greater creditworthiness than HSI and the Guarantors.

8.2		WARRANTIES. OTHER THAN THOSE EXPRESSLY PROVIDED IN SECTION 3.1,
OR IN A CONFIRMATION, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY,
WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY THAT THE COMMODITY WILL BE FIT FOR A PARTICULAR PURPOSE, OR WILL BE MERCHANTABLE.

8.3		Notices.  All notices, requests, statements or payments shall be made to the addresses specified in Exhibit D hereto. Unless expressly provided otherwise, notices shall be in writing and delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after the close of the Business Day, in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received one
Business Day after it was sent. A Party may change its address by providing notice thereof in accordance with this Section.

8.4		Confidentiality.  Neither Party shall disclose the commercial and/or credit terms of this Master Agreement or any Transaction to a third party (other than a Party's and its Affiliates' employees, lenders, counsel, accountants or prospective permitted purchasers, directly or indirectly, of a Party or all or substantially all of a Party's assets or of any rights under this Master Agreement or any Transactions, in each case who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure.

8.5	Governing Law.  THIS MASTER AGREEMENT AND EACH TRANSACTION AND THE
RIGHTS AND DUTIES OF THE PARTIES ARISING HEREFROM AND THEREFROM SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES AGREE THAT ANY TRANSACTION BETWEEN THEM UNDER THIS MASTER AGREEMENT IS A "QUALIFIED FINANCIAL CONTRACT" WITHIN THE MEANING OF NEW YORK GENERAL OBLIGATIONS LAW Sec. 5-701(b).

8.6		Entire Agreement; Amendments; Interpretation. This Master
Agreement, the Schedules, Annexes, Exhibits and Appendices hereto and made a part hereof, if any, the Inventory Agreements and each of the other Transaction Documents, constitute the entire agreement between the Parties relating to the subject matter contemplated hereby and thereby and supersede any prior or contemporaneous agreements or representations affecting the same subject matter. Except for any matters which, in accordance with the express provisions of this Master Agreement, may be resolved by verbal agreement between the Parties, no amendment, modification or change to this Master Agreement shall be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification or change is sought to be enforced and specifically referencing this Master Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised this Master Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Master Agreement.

8.7	Counterparts; Severability; Survival.  This Master Agreement and each
Confirmation may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Except as may otherwise be stated herein, any provision or Section hereof that is declared or rendered unlawful by any applicable court of law or regulatory agency, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Master Agreement or a Transaction. In the event any provision of this Master Agreement is declared unlawful, the Parties will promptly renegotiate to restore this Master Agreement or such Transaction as near as possible to its original intent and effect. All indemnity and audit rights shall survive the termination of this Master Agreement in full for a period of two (2) years (except with respect to audit rights as to Third Party Impositions which shall survive for the applicable statute of limitations, including any extensions thereof).

8.8 	Non-Waiver; Duty to Mitigate; No Partnership or Third Party
Beneficiaries. No waiver by any Party of any of its rights with respect to the other Party or with respect to any matter or default arising in connection with this Master Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. Each
Party agrees that it has a duty to mitigate damages.   Nothing contained in
this Master Agreement or in any Transaction shall be construed to cause any Party to be deemed to be the employee, agent, partner, joint venturer or contractor of any other Party. This Master Agreement and each Transaction is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Master Agreement or any Transaction.

8.9	Enron and Counterparty agree that the United Nations Convention on
Contracts for the International Sale of Goods 1980 shall not in any way apply to, or govern any Transaction(s) under this Master Agreement pursuant to Section 6 of the Convention.

8.10	All claimed damage, nonconformities to contract specifications or defects to Commodity will be handled pursuant to the terms of the Inventory Agreements.

8.11	Unless otherwise expressly stated, Seller shall have the right to make delivery in installments. All installments shall be separately invoiced and paid as billed without regard to subsequent deliveries and no offset shall be allowed against the payment due for such installment. Delay in delivery of any installment shall not relieve Buyer of its obligation to accept remaining installments.

8.12	No claim or cause of action of any kind arising under a Transaction may be asserted more than two (2) years after the date on which such cause of action arises.

8.13	Counterparty undertakes that it has obtained and will maintain all necessary licenses and consents and permits in relation to the purchase and sale of the Commodity. The failure to obtain and retain such licenses, consents and permits shall not constitute an event of Force Majeure, provided that the relevant regulations in force at the date of entering into the Transaction required such licenses, consents or permits.

					9. Definitions

"Affiliate" means, with respect to any person, any other person (other than an individual) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For this purpose, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

"ASTM" means the American Society for Testing and Materials.

"Bankruptcy Proceeding" means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such a petition filed against it and such petition is not withdrawn or dismissed for thirty (30) days after such filing, (c) otherwise becomes bankrupt or insolvent (however evidenced) or (d) is unable to pay its debts as they fall due.

"Business Day" means a day on which Federal Reserve member banks in New York City are open for business; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Central Time.

"Buyer" means the Party to a Transaction who is obligated to purchase and receive, or cause to be received, Commodity during a Term of the Transaction.

"Central Time" means Central Standard Time or Central Daylight Time, as the case may be.

"Claims" means all claims or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such Claims or actions are threatened or filed prior to or after the termination of this Master Agreement.

"Commodity" means steel that conforms to the specification described on
Schedule 1 attached hereto as the same may be amended by an amendment agreed to by both Enron and Counterparty.

"Confirmation" means a written notice confirming the specific terms of a Transaction which may be in any form adequate at law.

"Contract Quantity" means the quantity of Commodity that Seller agrees to sell to or cause to be delivered to, Buyer, and that Buyer agrees to purchase and receive, or cause to be received, from Seller, pursuant to a Transaction, as specified in a Confirmation.

"Costs" means any brokerage fees, commissions and other transactional costs and expenses reasonably incurred by the Non-Defaulting Party either as a result of terminating any hedges or other risk management contracts and/or entering into new arrangements to replace the early terminated Transaction(s) and Inventory Agreements, and Legal Costs incurred by the Non-Defaulting Party.

"Credit Agreement" means that certain Loan Agreement dated as of even date herewith, among Enron as lender, Counterparty, as borrower, and Huntco Inc., HSI Aviation, Inc., Huntco Nevada, Inc., and Midwest Products, Inc., each as obligors.

"Delivery Point" means the agreed point(s) of delivery and receipt of the Commodity pursuant to a Transaction.

"Early Termination Payment" means the payment calculated in accordance with the terms of Section 6.2 above.

"Exercise Date" means the agreed date (as specified in the relevant Confirmation for an Option) prior to or on which the Option buyer must notify the Option seller that the Option buyer has elected to purchase or sell, as applicable, the relevant Option Quantity, if any, under a Transaction.

"F.O.B." shall have the meaning given to such term in the Uniform
Commercial Code of the State whose law governs this Master Agreement.

"Force Majeure" means an event, which is not within the reasonable control of the Party (or, in the case of third party obligations or facilities, the third party) claiming suspension, and which such claiming Party (but not such third party) is unable to overcome or obtain or cause to be obtained a substitute therefor.

"Gains" means, with respect to a Party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a terminated Transaction, determined in a commercially reasonable manner.

"Guarantor" means in respect of Counterparty, Huntco Inc., HSI Aviation, Inc., Huntco Nevada, Inc., and Midwest Products, Inc., together with any additional, replacement or substitute guarantors of such Party's obligations hereunder.

"Guaranty" means, as to Counterparty, each of the Guaranties described in
Section 4.4 hereof and any amendment modification or replacement thereof.

"HSI Facility" means one of HSI's existing warehouse and processing facilities, which facilities are more fully described on Exhibit B.

"Interest Rate" means, for any date, two percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under "Money Rates;" provided the Interest Rate shall never exceed the maximum rate allowed by applicable law.

"Laws" means all laws, treaties, regulations, standards, decrees, rules, decisions, judgments, orders, injunctions, interpretations, authorizations, and directives,.

"Legal Costs" means, with respect to a Party, the reasonable out-of-pocket expenses incurred by it, including legal fees, by reason of the enforcement and protection of its rights under this Master Agreement or any Transaction.

"Legal Proceedings" means any claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding.

"Losses" means, with respect to a Party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a terminated Transaction and losses resulting from the termination of the Inventory Agreements and its rights thereunder, each determined in a commercially reasonable manner.

"Material Adverse Change" means a material adverse change with respect to
(i) the business, condition (financial or otherwise), operations, performance or properties of Counterparty or any Guarantor, or (ii) the ability Counterparty to perform its obligations under the Transaction Documents in any material respect.

"Option" means the right, but not the obligation, which one Party grants to the other Party under a Transaction to either sell or purchase the Option Quantity under that Transaction.

"Option Quantity" means the quantity of Commodity that is covered by an Option and that, upon the proper exercise of such Option by the Option buyer, is required to be sold and delivered (and purchased and received) pursuant to the Transaction.

"Performance Assurance" means a letter of credit in an amount equal to Counterparty's Early Termination Payment, in such form and for such amount and from such issuer, as is acceptable to Enron in its absolute discretion

"Purchase Price" means the price in U.S. Dollars as defined in the Inventory Agreements unless superseded by the specific terms of a Transaction. With respect to Put Options and Call Options issued pursuant to the Inventory Agreements, the Purchase Price shall be the relevant Strike Price.

"Seller" means the Party to a Transaction who is obligated to sell and deliver or cause to be delivered Commodity during the Term of the Transaction.

"Specifications" means the quality characteristics for the Commodity subject to a Transaction on an "as received" basis, using ASTM standards, specified in the relevant Confirmation.

"Strike Price" means the price in U.S. Dollars as defined in the Inventory Agreements.

"Taxes" means any or all ad valorem, property, occupation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.

"Term" means the period of time from the date a Transaction is to commence to the date a Transaction is to terminate or expire.

"Ton" means 2,000 pounds.

"Transaction" means a particular transaction agreed to by telephone communications or exchange of electronic communications between the Parties relating to the purchase, sale or exchange of Commodity or Options on the Commodity.

"Transaction Document" means this Master Agreement, each Confirmation, the Inventory Agreements, the Guaranties, the Warehouse Agreement, the Credit Agreement, any Loan Agreement (as defined in the Credit Agreement), and the other agreements related thereto.

"Warehouse Agreement" means that certain Warehouse and Services Agreement which agreement has been entered into on even date herewith by and between the Parties.


"COUNTERPARTY"
HUNTCO STEEL, INC.
By:__________________________________________

Name:________________________________________

Title:_______________________________________





ENRON NORTH AMERICA CORP.

By:_________________________________________

Name:_______________________________________

Title:______________________________________